Exhibit 99.1

NEWS RELEASE
Contacts:	BIO-key International, Inc. Scott Mahnken 732-359-1113

BIO-key® International, Inc.
Reports Profitable 2012 First Quarter Financial Results

Net income increased 51% over first quarter 2011

Wall, NJ, May 8, 2012 – BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in finger-based biometric identification solutions, today reported financial results for the first quarter ended March 31, 2012.

Total revenue for the three months ended March 31, 2012 was approximately $1.4 million, which was equal to the $1.4 million reported for the quarter ended March 31, 2011.

BIO-key’s gross margin for the first quarter of 2012 was 87% compared to 92% for the same period in 2011.  Operating expenses for the first quarter of 2012 decreased 15% to approximately $859,371 compared to $1,006,253 in the comparable quarter ended March 31, 2011. Operating income for the first quarter of 2012 was $369,626 compared to $283,988 reported in the quarter ended March 31, 2011.

Net income for the first quarter of 2012 was $363,498, a 51% improvement over the net income of approximately $240,071 for the comparable quarter in 2011.

“We are pleased with our performance in the first quarter and the progress we have made to once again get the company to profitability.  We closely managed our expenses while continuing to invest in core technology as well as expanding our sales footprint. We hired two new Sales Directors in the first quarter to continue to generate revenue through our partner network,” said Michael DePasquale, BIO-key’s Chief Executive Officer.  “Additionally, we continue to see increased demand for fingerprint biometrics from our domestic and international customers and channel partners as the speed of adoption is beginning to intensify.”

Liquidity and Capital Resources
Consolidated cash, cash equivalents and accounts receivables totaled over $698,000 on March 31, 2012 compared to $631,000 as of December 31, 2011.

Highlights for the first quarter included the following:

●	The company reported record profitability for the quarter; the increase can be attributed to modified sales strategies and operational efficiencies.

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Awarded a contract to provide fingerprint technology for the Provincial Government of British Columbia Department of Corrections.  The solution will be utilized by inmates and staff to access and track various applications including inmate records and personal services.

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Secured agreement to provide biometric technology to a large blood center serving over 1 million donors.  BIO-key now  supports  four of the largest independent blood centers in the U.S.  with our TruDonor ID solution

●	Purchase orders for product rollouts from MedFlow, Robinson Memorial Hospital, LexisNexis, Identimetrics, Solfed, Team Praxis and Union Pacific

●	Attended the IBM Pulse Event March 4-7th 2012. Pulse is the largest annual gathering of IBM resellers in the United States

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Attended HIMSS Conference Feb 20-24th 2012.  The Health Information Management Systems Society is dedicated to promoting a better understanding of healthcare information  technology in the health care industry.

About BIO-key
BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement
Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, and our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

© Copyright 2012 by BIO-key International, Inc.